EXHIBIT 99.14
                                                                   -------------

600 North Pearl Street
Suite 1550, LB 161
Dallas, Texas 76140

                            LSOF POOLED EQUITY, L.P.


                                                                December 5, 2000
Mr. Gene S. Bertcher
Greenbriar Corporation
4265 Kellway Circle
Addison, TX  75001

Re:      LSOF Pooled Equity, L.P. Board Rights

Dear Mr. Bertcher:

         You are hereby notified that Greenbriar Corporation ("Greenbriar") is required to pay to LSOF Pooled Equity, L.P. ("Lone Star") the amount of $8,587,059 (the "Make Whole Amount"), by wire transfer of immediately available funds to Lone Star. Wiring instructions for Lone Star are set forth below.

         Pursuant to that certain Agreement (the "Make Whole Agreement"), dated as of December 31, 1997, by and between Greenbriar and Lone Star, the Make Whole Amount became due on the tenth business day after the date on which all of the Series F Senior Preferred Stock (as defined in the Make Whole Agreement) and all of the Series G Senior Non-Voting Preferred Stock (as defined in the Make Whole Agreement and, with the Series F Senior Preferred Stock, the "Preferred Stock") were converted into shares of Greenbriar Common Stock (as defined in the Make Whole Agreement).

         Lone Star delivered a Notice of Conversion to you on October 30, 2000, converting the Preferred Stock at a conversion rate of $0.69 per share of Greenbriar Common Stock. Consequently, the Make Whole Amount became due on November 13, 2000 and, pursuant to the Make Whole Agreement, became payable on or before November 9, 2000.

         In your letter dated November 6, 2000, you indicate that the make whole amount should be $26,749,743.03, based on a conversion rate of $17.50 per share of Greenbriar Common Stock. While Lone Star does not waive any right it may have to such greater amount, demand is made hereby for the amount of $8,587,059, which you do not dispute, together with all costs and expenses provided by law.

         Wire transfer instructions for Lone Star are as follows:

 ACCOUNT NAME:               Lone Star Opportunity
                             Fund, L.P.

 ACCOUNT NUMBER:             073-03034030

 RECEIVING BANK:             Chase Bank of Texas
                             Houston, Texas

 ABA #:                      113-000-609

 REFERENCE:                  LSOF Pooled Equity,
                             L.P.

         If you have any questions concerning this letter, please telephone Mr. Michael A. Saslaw, counsel for Lone Star, at 214-746-8117.



LSOF POOLED EQUITY, L.P.

By:  LSOF GenPar, Inc., its General Partner

By: /s/ J.D. Dell
    ----------------------------------------
Name:    J.D. Dell
Title:   Vice President


cc:      Len Allen
         Michael A. Saslaw
         Mark E. Bennett
         Ronald L. Brown
         Terrell W. Oxford
         Michael T. Tarski